Exhibit 99.1
Education Realty Trust Completes
$175 Million Senior Unsecured Revolving Credit Facility

Company Release - 09/26/2011 07:00

Company Improves Financial Flexibility and Borrowing Capacity

MEMPHIS, Tenn.--(BUSINESS WIRE)-- Education Realty Trust Inc. (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, announced today the closing on an unsecured revolving credit facility with an increase in size to $175 million from $95 million. This facility also contains an accordion feature which allows EDR to increase the size to $315 million.

“EDR’s strong balance sheet has enabled us to increase our borrowing capacity. This unsecured credit facility both enhances our financial flexibility and allows us to finance future growth opportunities at advantageous rates,” stated Randy Brown, Education Realty Trust’s chief financial officer. “We appreciate the bank group that provided this facility and value their continued support which is a vital part of our success.”

The $175 million credit facility has an initial term of three years, and the company may request an extension of the maturity date for an additional year. Borrowings will bear LIBOR based interest at a rate determined by a leverage-based pricing grid and a spread that ranges from 162.5 to 237.5 basis points. At closing, there were no balances drawn on the credit facility.

The transaction was led by KeyBanc Capital Markets with PNC Capital Markets LLC and Regions Capital Markets also acting as Co-Lead Arrangers. KeyBank National Association is acting as Administrative Agent with the remaining lender group comprising Regions Bank, PNC Bank, National Association Bank of America, N.A., Metropolitan Bank, and Royal Bank of Canada.

About Education Realty Trust

Education Realty Trust Inc. (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EDR is a self-administered and self-managed real estate investment trust that — with this purchase — owns or manages 57 communities in 23 states with over 33,000 beds within more than 10,500 units. For more information please visit the company's web site at www.educationrealty.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the company's business that are not historical facts are "forward-looking statements." Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions "Item 1A. Risk Factors" and "Forward-Looking Statements" in our annual report on Form 10-K and under the caption "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the dates on which they are made, and the company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Education Realty Trust
Randall H. Brown, Executive Vice President, CFO & Treasurer
901-259-2500
rbrown@edrtrust.com
or
Susan Jennings, Vice President, Corporate Communications and Marketing
901-259-2506
sjennings@edrtrust.com

Source: Education Realty Trust Inc.